HSBC Securities (USA) Inc.

Institutional

Futures Account Documents

452 Fifth Avenue	123 North Wacker Drive
New York, NY 10018	Chicago, IL 60606
(212) 525-3509	(312)429-3711

HSBC Securities (USA) Inc.

Futures Customer Account Agreement

1.     Introduction; Definitions. This Futures Account Agreement (“Agreement”) between HSBC Securities (USA) Inc. (“HSBC”) and the customer named below (“Customer”) shall govern the purchase and sale by HSBC of futures contracts, options thereon, and interests therein including, without limitation, exchange for physical transactions, exchange for swap transactions and block trades and to the extent not governed by any other agreement between the parties, commodities delivered as a result of the settlement thereof for the account and risk of Customer through one or more accounts, including reactivated accounts, carried by HSBC on behalf and in the name of Customer.

2.     Authority to Trade. Customer represents that: (i) it is authorized to enter into transactions in futures and options on futures contracts and to execute this Agreement and perform its obligations, and has taken all necessary action to authorize such execution and performance; (ii) Customer has obtained all authorizations of any governmental body required in connection with this Agreement and such authorizations are in full force and effect; and (iii) the execution, delivery and performance of this Agreement and any such transaction Customer may enter into will not violate any law, ordinance, charter, by-law, regulation or rule applicable to it or any agreement by which it is bound or by which any of its assets are affected. Upon the execution of any transaction by HSBC on Customer’s behalf, Customer shall be deemed to repeat all the foregoing representations. Customer and each person signing this Agreement on Customer’s behalf warrant that they are authorized to sign this agreement; that the representations in this paragraph are true; and that no information appearing on page 3-4 of this document is misstated.

3.     Confirmations. HSBC’S STATEMENTS AND CONFIRMATIONS ARE IMPORTANT. HSBC ENCRYPTS ITS FILES AND COMMUNICATIONS WITH THE CUSTOMER AND REQUIRES THE CUSTOMER TO UTILIZE ENCRYPTION IN ITS FILES AND COMMUNICATIONS WITH HSBC, TOO. HSBC RECOMMENDS THAT CUSTOMER HAVE DUPLICATE STATEMENTS AND CONFIRMATIONS SENT TO CUSTOMER’S INTERNAL AUDITOR, AND TO ANY PERSON RESPONSIBLE FOR SUPERVISING THE TRADER CONTROLLING CUSTOMER’S ACCOUNT. CUSTOMER AGREES TO REVIEW ALL STATEMENTS AND CONFIRMATIONS UPON RECEIPT, AND TO NOTIFY HSBC IMMEDIATELY IF CUSTOMER BELIEVES THERE ARE ANY ERRORS OR OMISSIONS. Customer also agrees to notify HSBC of any change in its address or telephone number. Customer agrees to give HSBC all notices under this paragraph both by telephone and overnight courier or by fax (provided that customer’s fax machine generates proof of the fax transmission and Customer retains that proof of transmission). Customer agrees to be responsible for any failure to so notify HSBC and for any delay in notifying HSBC of any errors or omissions. Any such notification should be directed to:

HSBC SECURITIES (USA) INC. — FUTURES OPERATIONS DEPARTMENT
One West 39th Street
Third Floor
New York, NY 10018
Telephone: (212) 525-0437
If Customer fails to make such notification, Customer will be deemed to have ratified any such trades and to have waived any right to have them removed from the account. Losses incurred from any delay in notifying HSBC shall be borne by Customer, and in any event Customer agrees that reports of the execution of orders and statements of account shall be binding on Customer if not objected to within five (5) business days of the date appearing on the statement or confirmation, and HSBC may treat any trades appearing there as belonging to Customer. If HSBC actually discovers any error or omission, HSBC has the right to correct it and adjust Customer’s account accordingly. If HSBC does so, it will promptly mail written notification to Customer, which may be in the form of a usual written confirmation or statement.

(a)           Consent of delivery of Confirmations.
By initialing below, you hereby consent to our ability to provide daily Confirmations to you by means of encrypted electronic media. These confirmations will be provided via the Internet at no cost to you as long as you maintain this relationship with HSBC Securities (USA) Inc. You may revoke this consent in writing at any time.

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I hereby consent to the receipt of daily statements by encrypted electronic means.     HT   (initial here)

(b)           Receiving Confirmations. Please instruct us on how you would like to receive your statements from HSBC. We offer daily account confirmations via e-mail or on-line via Futures Direct, our Internet account manager. Futures Direct keeps historical data for up to 7 years. We will need a list of names and e-mail addresses for authorized personnel to receive confirmations. If you choose Futures Direct, you will be given a user name and password.

☒	Encrypted E-mail

☐	Futures Direct

☐	Both

Personnel authorized to receive confirmations and IT contact:

NAME	E-MAIL ADDRESS	PHONE NUMBER
Hoang Thai	settlementsdl@matthewsasia.com	415-955-8111

4.     Conduct of Customer Business. Customer will conduct its business with HSBC in accordance with all applicable law, including but not limited to the laws of the country where Customer is incorporated and any country whose laws apply to Customer’s business with HSBC, laws and regulations of the United States and applicable state laws and regulations and the rules and bylaws of the National Futures Association, and Customer promises to take no action placing HSBC in violation of any such law, bylaw or regulation. As to the exchanges and clearing houses where HSBC executes any transactions for Customer, Customer also promises to take no action placing HSBC in violation of such exchange or clearing house rules, regulations or other requirements (including margin requirements). HSBC may take any steps which it believes in good faith will prevent or mitigate any violations brought about through the actions or omissions of Customer. This Paragraph 4 is for the protection of HSBC and shall create no rights in favor of Customer nor obligations on the part of HSBC.

5.     Market Information. HSBC promises that any information it furnishes will be provided in good faith but makes no warranty, representation or guaranty as to accuracy, completeness, profitability or timeliness. Customer will in no way hold HSBC responsible for any losses incurred from information or suggestions supplied by HSBC in good faith. HSBC’s officers, directors, affiliates, stockholders, or representatives may have their own views on the market and are entitled to act on them. They may already have a position such as HSBC recommends, or may establish a position inconsistent with HSBC’s market recommendations. Customer acknowledges that all price quotations, trade reports and other information are subject to correction, as well as delays in reporting.

6.     Commissions and Other Costs. Customer understands that HSBC charges commissions for the execution of transactions based on its commission rates in effect at the time of execution. Customer agrees to pay the commission rate applicable to it and such other charges as HSBC shall establish from time to time. Customer will pay any costs or expenses incurred in connection with transactions in any of its accounts, including without limitation any taxes, duties, transaction fees, charges, fines, penalties or other expenses imposed by any exchange, self-regulatory organization or governmental body.

7.     Margins and Premiums. For each commodity, futures contract and futures option purchased, sold or cleared for Customer, Customer shall make all applicable original margin, variation margin and premium payments. HSBC shall have sole discretion to require that payments be made by bank transfer (wire) and that Customer furnish the names of bank officers and other information necessary to immediately verify the transfer. HSBC’s margins may be higher than exchange minimums, may vary among HSBC’s customers, and may be increased at any time without prior notice to Customer. HSBC may in its sole discretion delay processing any order while determining an account’s margin status and decline to execute any order which would leave the account undermargined.

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8.           Transmission of Orders. HSBC may use, in its sole discretion, such equipment, methods and procedures in connection with the transmission, handling and processing of orders as HSBC may in good faith deem advisable. HSBC shall have the right but not the duty to delay transmission of any order which appears to be incorrect or contrary to Customer’s explicitly stated investment objectives. HSBC may employ sub-agents to execute orders and if so shall be responsible only for exercising reasonable care in their selection.

9.           Delivery Obligations. If Customer has a position with HSBC which could require Customer to sell or deliver any assets Customer can legally transfer to HSBC and which are agreeable to HSBC in satisfaction of Customer’s margin requirements under this Agreement (“Property”), Customer shall either supply HSBC with the Property, or with instructions to cover the position, before any deadline HSBC may set. If Customer fails to do so then HSBC may purchase or borrow for the account of Customer (on such terms and conditions as HSBC in its sole discretion may determine) any Property necessary to make delivery. If Customer has a position which could require Customer to take delivery, Customer shall deposit sufficient funds to do so on demand, or give HSBC instructions to liquidate the position before any deadline HSBC may set. In either case, if such instructions, or such funds or Property, are not received by the time specified, HSBC may also take any action set out in Paragraph 19 (Emergencies).

10.         Position Limits. HSBC has the right, at any time and in its sole discretion, to limit the number of open positions that may be carried in any of Customer’s accounts. In any event, Customer will not exceed any position limits that may be established by HSBC or by any governmental regulations or the rules of any exchange or self-regulatory organization, whether Customer is acting alone or in concert with others. Customer will promptly notify HSBC of any positions for which Customer is required to file reports under any governmental regulations or the rules of any exchange or self-regulatory organization, including any large trader reports filed with the Commodity Futures Trading Commission or any exchange or self-regulatory organization.

11.         Furnishing Information. To ensure compliance with various laws, governmental regulations and exchange rules, HSBC may, from time to time, contact Customer to obtain certain documents and information (such as transactions in physical commodities in connection with EFPs (exchanges of futures for physicals)). Customer will promptly furnish HSBC with such information. HSBC may, from time to time, contact third persons to verify any financial information furnished to it by Customer, and Customer authorizes such third persons to supply HSBC with financial information about it.

12.         Currency Exchange Risk. If any transaction is effected on any exchange in a foreign currency, any profit or loss arising as a result of a fluctuation in the exchange rate affecting such currency will be entirely for the account and risk of Customer. Initial and subsequent deposits for margin purposes shall be made in United States currency, unless HSBC requests any such deposit in the currency of some other country, in which case such deposit shall be made in such currency. Unless Customer shall have given HSBC specific written instructions to the contrary, when any position is liquidated, HSBC shall debit or credit the account of Customer in the relevant currency of the transaction and shall convert monthly the balance in the account of Customer in United States currency at a rate of exchange determined by HSBC in good faith,

13.         Events Beyond HSBC’s Control. HSBC shall not be liable for Customer losses caused directly or indirectly by delays in the transmission or execution of orders due to breakdown or failure of transmission or communication facilities; government, market or exchange restrictions or suspensions of trading; or any other cause beyond HSBC’s control, such as war, strikes, and natural disasters.

14.         Communications. All reports of transactions, statements, notices and other communications required or permitted under this Agreement may be transmitted to Customer at the address or to any of the telephone or telefax numbers specified by Customer on the Customer Information Form included in this Agreement, or at such other address or number as Customer may specify by written notice to HSBC. All such reports, statements, notices and other communications shall be deemed delivered when telephoned, or when delivered in person, or when deposited in the United States mail, or when transmitted in the case of telefax or other electronic transmission, whether or not Customer actually received them.

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15.         Tape Recordings. HSBC may record any telephone conversation between any of its employees and Customer. Customer agrees to such recording without further notice and waives any and all rights to object to the admissibility into evidence of any such recording in any legal proceeding. This Agreement shall not obligate HSBC to make any such recordings or to keep any recordings it does make.

16.         Indemnification. If Customer places HSBC in violation of any applicable federal or state law or regulation, or in violation of any exchange or clearing house rule, regulation or other requirement, then to the extent permitted by law, Customer agrees to indemnify HSBC and its shareholders, directors, officers, employees and agents against any liability which they may incur as a result. To the extent permitted by law, Customer also agrees to indemnify them for any breach of this Agreement or any misstatement made by Customer. In this Agreement “liability” means judgments, arbitration awards, reparation awards, legal fees and expenses, settlements of claims, interest, and any fines or assessments imposed by an exchange, self-regulatory organization, or governmental body which arise out of or result from Customer’s violation, breach, or misstatement.

17.         Security; Offset. As security for the performance of all Customer’s obligations to HSBC arising in connection with any account or transaction included in this Agreement, Customer hereby pledges, assigns and grants HSBC a lien on and security interest in all of Customer’s Property in any account (including any securities or other account) in HSBC’s custody or control (whether held as margin, or for safekeeping or otherwise). HSBC and affiliates shall have the right to treat all Customer’s accounts with them as one account in order to satisfy any debt owed to HSBC or any affiliate. Customer agrees to execute and deliver any document, give any notice or take any other action, including execution, delivery and filing of any financing statement, that HSBC deems necessary or desirable to evidence or protect its lien on and security interest in Customer’s Property.

18.         Debit Balances. Any outstanding debit balances in Customer accounts shall accrue interest, in accordance with HSBC’s usual custom, at the maximum rate permitted by the laws of the State of New York. Any such interest unpaid at the end of a charge period (such period being determined by HSBC from time to time in its sole discretion) will be added automatically to the opening balance in such Customer accounts for the next charge period. Customer agrees to reimburse HSBC and its shareholders, directors, officers, employees and agents on demand for any cost incurred in collecting any such debit balances.

19.         Emergencies. If:

(i)           any action is commenced by or against Customer under any applicable bankruptcy, insolvency or other similar law; or a receiver, liquidator, trustee, custodian, sequestrator, or other similar official is appointed, or takes possession of Customer or Customer’s property; or Customer is insolvent, makes any general assignment for the benefit of creditors, or fails generally to pay debts as they become due; or

(ii)          Customer takes any corporate, partnership or other action to effect a dissolution, liquidation, reorganization or winding up of Customer’s affairs, or an event occurs which HSBC believes in good faith will require such action; or

(iii)         Customer fails to comply with Paragraph 9 (Delivery Obligations) or Paragraph 10 (Position Limits) of this Agreement; or

(iv)        Customer has a debit balance in any account (including a securities or other account); fails or refuses to pay margin or any other sum as and when due; cannot be reached by telephone during normal business hours; or defaults in the performance of any other obligation under this Agreement or any other agreement with HSBC; or

(v)         HSBC receives notice of any garnishment, attachment or lien against any Property or any account of Customer, or HSBC receives inconsistent orders or instructions by two or more persons having an alleged interest in or control over any of Customer’s accounts or Property; or

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(vi)        any exchange, self-regulatory organization, governmental or quasi-governmental authority orders emergency or other action affecting or relating to any of Customer’s accounts or any Property of Customer, or any other event takes place leading HSBC to believe in good faith that such action is necessary for HSBC’s protection or that of its other clients; or

(vii)         HSBC determines in its sole discretion that it is insecure with respect to Customer’s willingness or ability to fulfill its obligations hereunder, then HSBC shall have the right but not the duty to take any one or more of the following actions with respect to Customer’s accounts:

(A)        sell, exercise, offset or otherwise liquidate any or all Property long;

(B)         buy in, offset or otherwise liquidate any or all Property short;

(C)         buy or sell any or all Property, or enter into and/or liquidate straddle or spread positions, in order to liquidate or reduce the risk associated with carrying any Property long or short;

(D)        cancel any or all outstanding orders for, close out any or all outstanding contracts with, or close any account, sell, set off against or otherwise dispose of any Property (whether held as margin or otherwise) and satisfy any obligation Customer may have to HSBC out of any such Property or the proceeds from its sale or other disposition;

(E)         exercise all rights and remedies of a secured party under the Uniform Commercial Code and under other applicable law; and

(F)         take any other action which HSBC in good faith believes is necessary for its protection.

Any of these actions may be taken without demand for margin or additional margin, and without notice to Customer. In all cases, a prior demand, call or notice of the time or place of sale or purchase shall not be considered a waiver of HSBC’s right to sell or to buy without demand, call or notice as herein provided. Any purchase, sale, offset or liquidation may be made, in HSBC’s sole discretion, either by direct sale or purchase in the same market and for delivery in the same month, or in another market or another month, or by spread or straddle transactions, and may be made on any exchange or elsewhere. HSBC will not be liable for any losses incurred or any damages which Customer suffers because of this action. In the event that the Property which HSBC holds and applies is insufficient for the payment in full of all Customer’s obligations owing to or due to HSBC, Customer will remain liable for the deficit upon demand, together with interest thereon at the maximum rate permitted by law and all costs of collection (including attorney’s fees and expenses.)

20.        Customer is Principal on All Transactions. Customer represents and agrees that it will enter into all transactions in commodities, futures and futures options under this Agreement as principal (except as otherwise agreed by a designated officer of HSBC in writing and in advance of the execution of any non-principal transactions). Except as disclosed on the Customer Information Form included in this Agreement, Customer represents that it is not registered nor required to be registered with the Commodity Futures Trading Commission or the SEC (or similar foreign agency, if applicable); that Customer does not own 10% or more of any such firm; that Customer is not a bank, trust, trust company, insurance company, or pension plan; and that neither Customer nor any of its officers, directors, or shareholders of more than 10% of its stock has ever been barred or suspended from trading in commodities, futures, securities, or in options on commodities, futures or securities.

21.        Severability/Modification/Waiver.

(a)      Each provision of this Agreement shall be treated as separate and independent from any other provision and shall be enforceable even if any other provision is unenforceable.

(b)      Customer may change the terms of this Agreement by sending the change to HSBC at 452 Fifth Avenue, New York, NY 10018 and obtaining approval of the change in writing signed by an authorized HSBC officer. HSBC can change the terms of this Agreement at any time by sending Customer notice of the change at least fifteen days prior to the effective date of the change (except where the change is required by law or exchange ruling, when it will go into effect three days after mailing or earlier as required by law). If any provision of this Agreement is or becomes inconsistent with any law, rule or regulation, that provision shall be changed or rescinded to comply with any such law, rule or regulation, and all other provisions shall remain in effect. No provision of this Agreement shall be changed in any other manner.

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(c)   No waiver of any provision of this Agreement shall constitute a waiver of any other provision. Any failure on HSBC’s part to exercise any right, privilege or remedy under this Agreement, or under applicable laws, governmental regulations or rules, shall not give rise to any right, privilege or remedy on the part of Customer.

22.        Entire Agreement; Assignment. This Agreement and the forms annexed to it are the entire agreement between the parties regarding the subject matter of this Agreement relating to Customer’s account or accounts involving the purchase and sale of futures contracts, options on futures contracts or physical commodities including foreign futures or foreign options. There are no understandings, agreements or communications concerning the relationship between HSBC and Customer except those set out in it. This Agreement shall apply to each of Customer’s accounts with HSBC (including accounts opened before this Agreement was signed). Customer agrees to make a copy of this Agreement, and HSBC agrees to provide an additional copy of it to Customer upon request. Customer has not relied on any statements, representations, promises or under-standings of any kind not set out in this Agreement and those forms. HSBC may assign this Agreement; Customer may assign it as well, but only to its affiliates and successors in interest, and only with the prior written permission of HSBC’s President or designated officer.

23.        Captions. Captions appear with each paragraph of this Agreement for the convenience of the parties. Captions shall not be treated as part of this Agreement nor shall they change the legal effect of any paragraph.

24.        Introduced Accounts. If Customer’s account is introduced to HSBC by a firm acting as an introducing broker, commodity trading advisor, or foreign broker, Customer understands that the introducing firm is an independent business entity which is not in any way affiliated with or an agent of HSBC. HSBC’s sole responsibility to introduced accounts is to faithfully execute and/or clear orders given to HSBC by the introducing firm. HSBC makes no guarantee to Customer of the services to be performed by such introducing firm, and Customer agrees that claims for improper servicing or solicitation must be brought against such firm and its employees but not against HSBC.

25.        Governing Law; Dispute to be Heard in New York. This Agreement and its enforcement shall be governed by the substantive laws of the United States and of the State of New York. With respect to litigated matters, Customer irrevocably submits to the jurisdiction of the courts of New York and agrees that all disputes with HSBC shall be heard in Manhattan, New York. Customer agrees to commence any such actions against HSBC only in courts located there and consents to the jurisdiction of those courts in actions commenced by HSBC against it, and agrees that service of process may be made by mailing copies by certified mail to Customer’s address as shown on HSBC’s books, or by any other legally permissible manner.

The following two paragraphs are optional and need not be entered into to open an account with HSBC. Authorizations should be made in the appropriate place below:

26.        Authorization to Transfer Funds (Optional - Indicate Election below by Initials). The undersigned Customer hereby expressly agrees that HSBC may, until it receives a written notice of revocation with respect thereto, in its sole and absolute discretion and without prior notice to Customer, transfer from a Customer account to any other account Customer maintains with HSBC such amount of excess funds which in HSBC’s judgment may be reasonably required to avoid margin calls.

Authorized	SM Not Authorized

27.           Cross Trade Consent (Optional - Indicate Election below by Initials). The undersigned Customer hereby agrees that HSBC, its affiliates, directors, officers, employees, agents, and any floor broker acting on HSBC’s behalf in any transaction for the designed Account may take the other side of the transaction, subject to the transaction being executed at the prevailing price and in accordance with the regulations of the applicable exchange and the rules and regulations of the CFTC.

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Authorized	SM Not Authorized

28.        Arbitration Agreement. Any arbitrable controversy between Customer and HSBC relating to commodities, futures and futures options (including foreign futures and foreign options) shall be conducted in accordance with the rules then in effect of the National Futures Association or the exchange on which the disputed trades took place, whichever Customer timely selects. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Customer agrees to waive all rights to punitive or exemplary damages. This Paragraph 29 shall be governed by federal law only. Service of process in any action shall be sufficient if served by certified mail, return receipt requested, on HSBC or on Customer at Customer’s last known address, or by any other legally permissible manner. At such time as Customer may notify HSBC of Customer’s intention to submit a claim to arbitration, or at such time as HSBC may notify Customer of its intention to submit a claim to arbitration, Customer will have the opportunity to elect a forum for conducting the proceedings. Within ten business days after HSBC receives Customer’s notice of intention to arbitrate or upon Customer’s receipt of HSBC’s notice of intention to arbitrate, HSBC will provide Customer with a list of the organizations specified above and a copy of their arbitration rules. Customer shall within 45 days of receipt of said list notify HSBC of Customer’s election of forum. If Customer fails to make such an election, HSBC will then have the right to select the forum of its choice.

29.        Rule 190.06(d) Election. Customer specifies and agrees that in the unlikely event of HSBC’s bankruptcy, it prefers that the bankruptcy trustee (check appropriate box):

☐ Election A - Liquidate all open Commodity Interest Contracts without first seeking either of Customer’s or its advisor’s instruction, or

☒ Election B - Attempt to contact Customer or its advisor for instructions with respect to the disposition of all open Commodity Interest Contracts.

If neither box is checked, the bankruptcy trustee will in its discretion be free to act as if Election A were selected.

30.        Loan of Securities. Unless Customer strikes this separate paragraph and initials the same, Customer agrees that HSBC is hereby authorized to lend, either separately or with other securities, to either HSBC itself or to others, any securities held by HSBC on margin or as Collateral hereunder. This authorization shall continue until a signed notice of revocation is received from Customer and, in case of such revocation, it shall continue in effect as to prior transactions.

31.        Electronic Trading via HSBC’s Web Site. Unless Customer strikes this separate paragraph and initials the same, Customer agrees that HSBC is hereby authorized to issue a user name and password to individuals whose names are given to HSBC in writing by Customer and who are authorized by Customer to place orders on Customer’s behalf via HSBC’s site on the Internet (the “Authorized Individuals”). All Authorized Individuals shall also have the power to place telephonic orders with HSBC. The password issued by HSBC shall only be used by the Authorized Individual to whom it is given, and will not be disclosed to any other person. Customer agrees that HSBC may limit Customer’s electronic trading to certain exchanges, or to certain futures or options on a particular exchange.

(a)         Compatibility with HSBC’s Internet Site. Customer shall be responsible for ensuring that Customer’s software and hardware is compatible with HSBC’s Internet site. Customer shall also be solely responsible to ensure that any viruses, worms, software bombs or similar items are not introduced into HSBC’s Internet site. Customer shall not copy any software on HSBC’s Internet site without HSBC’s written permission. Customer shall not decompile, disassemble or reverse engineer the program code or any other part of any software provided by HSBC on HSBC’s Internet site. This subparagraph is for the benefit of both HSBC and any firm licensing software which is provided to HSBC for HSBC’s Internet site. HSBC may suspend or withdraw Customer’s electronic trading privileges and expressly excludes all warranties in connection with Customer’s electronic trading which may be implied in this Agreement to the fullest extent permitted by law.

(b)         HSBC’s Selection of Software. The software which HSBC provides to Customer via HSBC’s Internet site is not warranted by HSBC. HSBC shall be responsible only for exercising reasonable care in its selection of its software and hardware provider. HSBC makes no warranties or representations as to the quality or fitness of any or all of the software provided on its Internet site, or of the hardware or of any other software involved in processing orders placed by Customer.

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(c)         Proprietary Use Only. Customer shall conduct electronic trading and use HSBC’s Internet site only for Customer’s own internal business and commercial purposes and for electronic access to the services provided to Customer electronically by HSBC. HSBC may set limits and/or parameters or such other controls as HSBC may consider appropriate in connection with Customer’s electronic trading. Customer will not utilize HSBC’s router, dedicated line, or any software provided by HSBC on behalf of any third parties, or retransmit, redistribute, sell or lease any electronic trading facilities or access to any third party.

32.   Customer Acknowledgement. (Please check the box)
☒	Customer hereby acknowledges that it has received and understands the Risk Disclosure Statement for Futures and Options (Appendix A to CFTC Regulation 1.55(c))

33.   HSBC Acknowledgements. In connection with this Agreement:

(a)         HSBC shall comply with the segregation requirements of Section 4d(2) of the Commodity Exchange Act of 1936, as amended (“CEA”) and the rules thereunder, or, if applicable, the secured amount requirements of CFTC Rule 30.7.

(b)         HSBC, as appropriate to Customers’ transactions and in accordance with the CEA and the rules and regulations thereunder (including 17 CFR Part 30), may place and maintain the Customers’ assets to effect the Customers’ transactions with another Futures Commission Merchant, Clearing Organization, U.S. or Foreign Bank, or another member of a foreign board of trade, and shall obtain an acknowledgment, as required under Commodity Futures Trading Commission Rules 1.20(a) or 30.7(c) (as applicable), that such assets are held on behalf of HSBC’s customers in accordance with the provisions of the CEA.

(c)         HSBC shall promptly furnish copies of or extracts from its records or such other information pertaining to the Customers’ assets as the Securities and Exchange Commission may request.

(d)         Any gains on the Customers’ transactions, other than de minimis amounts, may be maintained with HSBC only until the next business day following receipt.

Terms not defined in this Paragraph 33 shall have the meanings given in Rule 17f-6 under the Investment Company Act of 1940, as amended.

The terms of this letter are intended to supplement the provisions of this Agreement and may not be amended, revised or altered without the prior written consent of the parties hereto.

In the event of any conflict or inconsistency between the terms of this Paragraph 33 and the terms of this Agreement, the terms of this Paragraph 33 shall take precedence.

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In Witness whereof, the parties hereto have executed this Agreement this 22nd day of November, 2011:

HSBC Securities (USA) Inc.		Matthews Asia Strategic Income Fund [CUSTOMER]

By:	/s/ Ralph A. Mauro	By:	/s/ William J. Hackett

Name:	Ralph A. Mauro	Name:	William J. Hackett

Title:	Senior Vice President	Title:	President

Please read this Agreement carefully and make a copy for your records.
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